Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515
News Release

FOR IMMEDIATE RELEASE November 21, 2005	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Fiscal 2005 EPS of $1.81, up 34% on Revenue Increase of 11%; Company Exits Non-Strategic Businesses

Eden Prairie, Minn., November 21, 2005 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $10.5 million, or $0.51 per diluted share, for its fourth quarter ended October 1, 2005, compared to net income of $8.2 million, or $0.40 per diluted share, for fourth quarter fiscal 2004. Fourth quarter fiscal 2005 earnings were impacted by the following items:

•	$3.8 million, net of tax, or $0.18 per diluted share, gain on the sale of the engine test business (reported as a discontinued operation);

•	$0.7 million, net of tax, or $0.03 per diluted share, costs related to the closure of the AeroMet subsidiary (reported as a discontinued operation);

•	$3.2 million, net of tax, or $0.15 per diluted share, costs related to the exit of the noise and vibration software business (included in income before discontinued operations);

•	$2.6 million, or $0.13 per diluted share, benefit to tax expense due to favorable resolution of previously reserved tax matters.

For fiscal 2005, net income was $37.1 million, or $1.81 per diluted share, compared to net income of $29.0 million, or $1.35 per diluted share, for fiscal 2004.

“The results for the quarter reflect three actions taken to focus the Company on our core test and sensors businesses,” said Sidney W. Emery, Jr., Chairman and CEO. “First, we completed the previously announced sale of our engine test business. Second, we closed AeroMet, our laser deposition technology business. Third, we decided to exit the noise and vibration software business, although we will continue to support our existing customers through fiscal 2006. These decisions were made after determining we did not have a viable path to a market leadership position in these three businesses. At the same time, we are increasing expenditures in R&D and marketing in the core Test and Industrial segments.”

Emery continued, “We were pleased with orders of $109.7 million in the quarter, which gives us a strong backlog going into fiscal 2006. Revenue of $90.5 million was weaker than expected, resulting from a volume shortfall in the Test segment due to delayed shipments from a system component supplier. As a result, approximately $5.0 million of revenue was delayed into fiscal 2006. However, the favorable tax benefit of $2.6 million, or $0.13 per diluted share, and solid gross margins more than offset the impact of the volume shortfall. Earnings per share of $0.51 was therefore higher than the previously communicated guidance range of $0.35-$0.40. For fiscal 2006, we are projecting revenue in the $395-$405 million range and earnings in the $1.66-$1.76 range, net of an estimated $0.14 stock option expense impact.”

MTS News Release

Fourth quarter orders increased 23 percent to $109.7 million, compared to $88.9 million for fourth quarter fiscal 2004, primarily due to increased worldwide volume in the Test segment and increased volume in the Industrial segment in Europe and Asia. Fiscal 2005 orders were $404.4 million, an increase of 4 percent compared to $387.3 million for fiscal 2004, primarily due to increased volume in the Test segment in Europe and Asia and increased volume in the Industrial segment across all geographies. Backlog increased 10 percent in the quarter, from $200 million to $220 million.

Fourth quarter revenue was lower than expected at $90.5 million, a decrease of 6 percent compared to revenue of $96.0 million for fourth quarter fiscal 2004. This decrease was due to reduced revenue in the Test segment, primarily resulting from the supplier issue noted earlier, partially offset by continued growth in the Industrial segment. There was no significant impact on revenue from currency translation for fourth quarter fiscal 2005. Fiscal 2005 revenue was $374.4 million, an increase of 11 percent compared to $338.2 million for fiscal 2004, due to higher beginning backlog, increased project and short-cycle business in the Test segment, continued growth in the Sensors business, and approximately $7.4 million favorable impact of currency translation.

Fourth quarter income from operations was $9.2 million, a decrease of 39 percent compared to income from operations of $15.2 million for fourth quarter fiscal 2004, primarily driven by $4.5 million in costs associated with the exit of the noise and vibration software business as well as decreased volume in the Test segment. Fourth quarter income before discontinued operations per diluted share was $0.41, a decrease of 2 percent compared to income before discontinued operations of $0.42 per diluted share for fourth quarter fiscal 2004, primarily reflecting the impact of the business exit costs, largely offset by the tax benefit. Fourth quarter net income was $10.5 million, or $0.51 per diluted share, an increase of 28 percent compared to fourth quarter fiscal 2004 net income of $8.2 million, or $0.40 per diluted share, reflecting the gain on the sale of the engine test business and the favorable tax benefit, partially offset by business exit costs.

Fiscal 2005 income from operations was $53.0 million, an increase of 26 percent compared to $42.1 million for fiscal 2004, primarily driven by increased volume in both segments and improved margins in the Test segment, partially offset by the business exit costs of $4.5 million. Fiscal 2005 income before discontinued operations per diluted share was $1.79, an increase of 41 percent compared to income per diluted share before discontinued operations of $1.27 for fiscal 2004, primarily reflecting increased volume, improved Test segment margins, and the favorable fourth quarter tax benefit, partially offset by business exit costs. Fully diluted earnings per share for fiscal 2005 was $1.81, an increase of 34 percent compared to fully diluted earnings per share of $1.35 for fiscal 2004.

Cash, cash equivalents and short-term investments at the end of fourth quarter fiscal 2005 increased to $160 million, compared to $129 million at year-end fiscal 2004. During fiscal 2005 the Company reduced total debt outstanding by $6.8 million and used $33.7 million in cash to repurchase 1,022,000 shares of its common stock.

Segment Results

Test Segment:

The results of operations of the Company’s engine test business, which was sold during fourth quarter fiscal 2005, are excluded from results of operations of the Test segment for current and prior years.

Test segment orders were $94.1 million for fourth quarter fiscal 2005, an increase of 27 percent compared to orders of $74.2 million for fourth quarter fiscal 2004, due to increased volume across all geographies. Backlog increased 10 percent in the quarter, from $194 million to $214 million. Fourth quarter revenue was $74.7 million, a decrease of 9 percent compared to $81.7 million for fourth quarter fiscal 2004, primarily due to decreased project and short-cycle business, primarily resulting from the previously discussed supplier issue. Fourth quarter gross profit as a percent of revenue was 42.0 percent, a decrease of 0.8 percentage points compared to 42.8 percent for fourth quarter fiscal 2004, primarily due to $3.6 million unfavorable impact of costs associated with the exit of the noise and vibration software business, partially offset by productivity gains and reduced warranty expense resulting from quality initiatives. Excluding the noise and vibration business exit costs, gross profit as a percent of revenue was 46.8%. Income from operations for fourth quarter fiscal 2005 was $7.4 million, a decrease of 43 percent compared to income from operations of $13.0 million for fourth quarter fiscal 2004, reflecting the previously mentioned fourth quarter business exit costs in the current year.

MTS News Release

Test segment orders for fiscal 2005 were $342.9 million, an increase of 3 percent compared to orders of $333.4 million for fiscal 2004, primarily due to increased volume in Europe and Asia. North America orders were flat with fiscal 2004. Backlog increased to $214 million from $181 million at the end of fiscal 2004. Fiscal 2005 revenue was $313.5 million, an increase of 10 percent compared to $285.9 million for fiscal 2004, primarily due to higher beginning backlog, increased project and short-cycle business and approximately $5.8 million favorable impact from currency translation. Fiscal 2005 gross profit as a percent of revenue was 42.8 percent, an increase of 3.4 percentage points compared to 39.4 percent for fiscal 2004, primarily due to improved project execution and other productivity gains, partially offset by $3.6 million of costs associated with the exit of the noise and vibration software business. Excluding these costs, gross profit as a percent of revenue was 43.9%. Income from operations for fiscal 2005 was $44.6 million, an increase of 26 percent compared to income from operations of $35.4 million for fiscal 2004.

Industrial Segment:

The results of operations of the Company’s AeroMet subsidiary, which was closed in fourth quarter fiscal 2005, are excluded from results of operations of the Industrial segment for current and prior years.

Orders for the Industrial segment were $15.6 million for fourth quarter fiscal 2005, an increase of 6 percent compared to orders of $14.7 million for fourth quarter fiscal 2004, due to continued growth in the Sensors business in Europe and Asia. Backlog remained flat in the quarter at $6 million. Fourth quarter revenue was $15.8 million, an increase of 10 percent compared to revenue of $14.3 million for fourth quarter fiscal 2004, driven by increased Sensors business volume across Europe and Asia. Fourth quarter gross profit as a percent of revenue was 49.6 percent, a decrease of 0.6 percentage points compared to 50.2 percent for fourth quarter fiscal 2004, primarily due to product mix. Income from operations for fourth quarter fiscal 2005 was $1.8 million, a decrease of 18 percent compared to income from operations of $2.2 million for fourth quarter fiscal 2004.

Orders for fiscal 2005 were $61.5 million, an increase of 14 percent compared to orders of $53.9 million for fiscal 2004, primarily due to increased volume in the Sensors business across all geographies. Backlog of $6 million remained flat compared to the end of fiscal 2004. Fiscal 2005 revenue was $60.9 million, an increase of 16 percent compared to $52.3 million for fiscal 2004, primarily due to higher order volume and approximately $1.6 million favorable impact from currency translation. Fiscal 2005 gross profit as a percent of revenue was 48.5 percent, a decrease of 0.9 percentage points compared to 49.4 percent for fiscal 2004, primarily due to charges associated with obsolete inventory. Income from operations for fiscal 2005 was $8.4 million, an increase of 25 percent compared to income from operations of $6.7 million for fiscal 2004, primarily due to higher volume.

A reconciliation of financial results before and after the impact of discontinued operations and business exit costs is included as Exhibit A. This reconciliation includes financial measures that do not reflect generally accepted accounting principles (GAAP). These non-GAAP financial measures are provided for additional clarification of the Company’s financial performance. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial reporting measures prepared in accordance with GAAP.

Fourth Quarter Conference Call

A conference call will be held on Tuesday, November 22, at 10:00 a.m. ET (9:00 a.m. CT). Call +1-785-424-1065; state the Conference ID “MTS2005” or Program Title “MTS Fiscal Year.” Telephone re-play will be available through 11:59 p.m. ET, December 13, 2005. Call +1-402-530-0423.

MTS News Release

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. ET, January 24, 2006.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,549 employees and revenue of $374 million for the fiscal year ended October 1, 2005. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended October 2, 2004.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited – in thousands, except per share data)

	Three Months Ended		Year Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Revenue	$90,484	$96,022	$374,377	$338,204
Cost of sales	51,257	53,864	210,795	199,843

Gross profit	39,227	42,158	163,582	138,361

Operating expenses:
Selling	18,328	16,655	65,254	57,486
General and administrative	7,692	6,894	30,417	26,149
Research and development	3,958	3,439	14,936	12,663

Total operating expenses	29,978	26,988	110,607	96,298

Income from operations	9,249	15,170	52,975	42,063

Interest expense	(489)	(636)	(2,128)	(2,784)
Interest income	776	469	2,348	1,801
Other (expense) income, net	(1,101)	(164)	(1,381)	1,913

Income before income taxes and discontinued operations	8,435	14,839	51,814	42,993
Provision for income taxes	(25)	6,108	15,245	15,785

Income before discontinued operations	8,460	8,731	36,569	27,208

Discontinued operations:
(Loss) income from discontinued operations, net of tax	(1,052)	(494)	(2,589)	1,775
Net gain on disposal of discontinued businesses, net of tax	3,078	—	3,078	—

Income (loss) from discontinued operations, net of tax	2,026	(494)	489	1,775

Net income	$10,486	$8,237	$37,058	$28,983

Earnings per share:
Basic –
Income before discontinued operations	$0.43	$0.43	$1.86	$1.32
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(0.05)	(0.02)	(0.13)	0.08
Net gain on disposal of discontinued businesses, net of tax	0.15	—	0.15	—

Income (loss) from discontinued operations, net of tax	0.10	(0.02)	0.02	0.08

Earnings per share	$0.53	$0.41	$1.88	$1.40

Weighted average number of common shares outstanding – basic	19,647	20,056	19,713	20,666

Diluted –
Income before discontinued operations	$0.41	$0.42	$1.79	$1.27
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(0.05)	(0.02)	(0.13)	0.08
Net gain on disposal of discontinued businesses, net of tax	0.15	—	0.15	—

Income (loss) from discontinued operations, net of tax	0.10	(0.02)	0.02	0.08

Earnings per share	$0.51	$0.40	$1.81	$1.35

Weighted average number of common shares outstanding – diluted	20,445	20,740	20,508	21,464

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited – in thousands, except per share data)

	October 1, 2005	October 2, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$83,143	$66,948
Short-term investments	76,650	62,355
Accounts receivable, net of allowances for doubtful accounts	64,363	61,261
Unbilled accounts receivable	25,093	34,497
Inventories	38,029	35,297
Prepaid expenses	2,600	3,932
Current deferred tax assets	8,168	5,988
Other current assets	2,351	237
Assets of discontinued operations	1,710	17,690

Total current assets	302,107	288,205

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	40,906	41,610
Machinery and equipment	72,837	81,747
Accumulated depreciation	(72,458)	(80,619)

Total property and equipment, net	42,953	44,406

Goodwill	4,423	4,447
Other assets	2,291	2,283
Non-current deferred tax assets	1,711	2,294

Total Assets	$353,485	$341,635

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities:
Notes payable	$1,582	$1,501
Current maturities of long-term debt	6,708	6,841
Accounts payable	16,142	14,303
Accrued payroll-related costs	31,059	29,823
Advance payments from customers	49,901	48,868
Accrued warranty costs	5,333	5,811
Accrued income taxes	5,396	2,829
Current deferred income taxes	3,767	7,101
Other accrued liabilities	15,026	13,465
Liabilities of discontinued operations	890	6,351

Total current liabilities	135,804	136,893

Deferred income taxes	2,310	1,382
Long-term debt, less current maturities	15,673	22,376
Other long-term liabilities	11,266	9,188

Total Liabilities	165,053	169,839

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,664 and 19,652 shares issued and outstanding	4,916	4,913
Retained earnings	173,487	155,825
Accumulated other comprehensive income	10,029	11,058

Total shareholders’ investment	188,432	171,796

Total Liabilities and Shareholders’ Investment	$353,485	$341,635

MTS News Release

EXHIBIT A

MTS SYSTEMS CORPORATION
Discontinued Operations and Business Exit Costs Reconciliation
(unaudited – in thousands, except per share data)

	Three Months Ended		Year Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Orders:
Before discontinued operations	$110,086	$95,083	$418,091	$409,532
Discontinued operations	416	6,209	13,714	22,225

Continuing operations	$109,670	$88,874	$404,377	$387,307

Backlog:
Before discontinued operations	$227,579	$198,617	$228,289	$198,617
Discontinued operations	7,899	12,389	8,609	12,389

Continuing operations	$219,680	$186,228	$219,680	$186,228

Revenue:
Before discontinued operations	$92,001	$102,598	$390,359	$367,060
Discontinued operations	1,517	6,576	15,982	28,856

Continuing operations	$90,484	$96,022	$374,377	$338,204

Income before income taxes:
Before (income) loss from discontinued operations
and business exit costs	$10,579	$15,631	$56,403	$40,165
Business exit costs	4,514	—	4,514	—
(Income) loss from discontinued operations	(2,370)	792	75	(2,828)

Income before income taxes and discontinued operations	$8,435	$14,839	$51,814	$42,993

Income before discontinued operations and
business exit costs
Before (income) loss from discontinued operations,
net of tax, and business exit costs, net of tax	$11,620	$8,731	$39,729	$27,208
(Income) loss from discontinued operations, net of tax	(2,026)	494	(489)	(1,775)
Business exit costs, net of tax	3,160	—	3,160	—

Net income	$10,486	$8,237	$37,058	$28,983

Diluted earnings (loss) per share before discontinued
operations and business exit costs
Before per share (income) loss from discontinued
operations and business exit costs, net of tax	$0.56	$0.42	$1.94	$1.27
(Income) loss per share from discontinued operations,
net of tax	(0.10)	0.02	(0.02)	(0.08)
Business exit costs per share, net of tax	0.15	—	0.15	—

Earnings per share – diluted	$0.51	$0.40	$1.81	$1.35